SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: January 20, 2009

FNBH BANCORP, INC.
(Exact name of registrant
as specified in charter)

Michigan (State or Other Jurisdiction of Incorporation)	000-25752 (Commission File Number)	38-2869722 (IRS Employer Identification No.)

101 East Grand River Howell, Michigan (Address of principal executive office)	48843 (Zip Code)

Registrant’s telephone number, including area code: (517) 546-3150

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
[_]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
[_]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
[_]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)	Resignation of Director.

Effective January 20, 2009, W. Rickard Scofield resigned as a member of the Board of Directors of FNBH Bancorp, Inc. (the “Company”) and its wholly-owned subsidiary, First National Bank in Howell (the “Bank”).

(d)	Election of Director.

The Board of Directors of the Company has appointed T. Gilbert Parker to the Board of Directors of the Company effective January 21, 2009, subject to approval by the Federal Reserve Board. There are no arrangements or understandings between Mr. Parker and any other person pursuant to which he was appointed as a director. As of the date of this filing, Mr. Parker has not been appointed to any committee of the Board. The Company intends to appoint Mr. Parker to the Board of Directors of the Bank, subject to prior approval by the Office of the Comptroller of the Currency.

There have been no transactions since January 1, 2008, nor are there any currently proposed transactions, to which the Company or any of its subsidiaries was, or is to be, a party, and which involve an amount in excess of $120,000, in which Mr. Parker had, or will have, a direct or indirect material interest that is required to be disclosed pursuant to Item 404(a) of Securities and Exchange Commission Regulation S-K.

Item 8.01	Other Events.

Also effective January 20, 2009, the Board of Directors of the Company appointed Randolph E. Rudisill to serve as Chairman and Barbara Draper to serve as Vice Chairman of the Board of Directors of the Company and the Bank.

In continuing its ongoing efforts to reduce the Company’s overall director compensation expense, the Board of Directors of the Company discontinued its policy allowing for the reimbursement of travel expenses for directors to attend meetings, effective April 1, 2009.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: January 21, 2009	FNBH BANCORP, INC. (Registrant) By: /s/ Janice B. Trouba —————————————— Janice B. Trouba Chief Financial Officer